EXHIBIT 21.1


                   Subsidiaries of H.J. Heinz Finance Company


         Subsidiary                                 State of Organization
         ----------                                 ---------------------

1.       CMH, Inc.                                  Idaho

2.       Trademark Management Company               Idaho

3.       H.J. Heinz Company, L.P.                   Delaware